Exhibit 99.1
Enphase Energy Reports Financial Results for the Second Quarter of 2021
FREMONT, Calif., July 27, 2021 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy management technology company and the world’s leading supplier of microinverter-based solar-plus-storage systems, announced today financial results for the second quarter of 2021, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $316.1 million in the second quarter of 2021, along with 40.8% for non-GAAP gross margin. We shipped approximately 2,362,401 microinverters, or 796 megawatts DC, and 43 megawatt hours of Enphase Storage systems.
Financial highlights for the second quarter of 2021 are listed below.
•Revenue of $316.1 million
•GAAP gross margin of 40.4%; non-GAAP gross margin of 40.8%
•GAAP operating income of $59.4 million; non-GAAP operating income of $77.2 million
•GAAP net income of $39.4 million, non-GAAP net income of $74.7 million
•GAAP diluted earnings per share of $0.28; non-GAAP diluted earnings per share of $0.53
•Cash flow from operations of $65.6 million
•Ending cash balance of $1.3 billion, net of $200.0 million of common stock repurchases in May 2021
Our revenue and earnings for the second quarter of 2021 are provided below, compared with those of the prior quarter and the year ago quarter:
(In thousands, except per share data and percentages)

	GAAP			Non-GAAP
	Q2 2021	Q1 2021	Q2 2020	Q2 2021	Q1 2021	Q2 2020
Revenue	$316,057	$301,754	$125,538	$316,057	$301,754	$125,538
Gross margin	40.4%	40.7%	38.5%	40.8%	41.1%	39.6%
Operating expenses	$68,401	$61,563	$37,533	$51,696	$43,699	$26,024
Operating income	$59,400	$61,386	$10,854	$77,165	$80,232	$23,700
Net income (loss)	$39,351	$31,698	$(47,294)	$74,676	$78,702	$23,549
Basic EPS	$0.29	$0.24	$(0.38)	$0.55	$0.60	$0.19
Diluted EPS	$0.28	$0.22	$(0.38)	$0.53	$0.56	$0.17
Total revenue increased 5% compared to the first quarter of 2021. Demand for our microinverter systems remained well ahead of supply in the second quarter of 2021, as component availability continued to be constrained. Our operations team did an excellent job of navigating these component supply constraints to best service our customer demand, while our sales team focused on managing the channel and working closely with our installers and distributors.

Our non-GAAP gross margin was 40.8% in the second quarter of 2021, compared to 41.1% in the first quarter of 2021, as higher logistics and expedite costs were partially offset by disciplined pricing and favorable product mix. Non-GAAP operating expenses increased to $51.7 million in the second quarter of 2021, compared to $43.7 million in the prior quarter, primarily due to additional investment in R&D and marketing programs, the first full quarter of consolidation of our two recent acquisitions, and increased hiring. Non-GAAP operating income was $77.2 million in the second quarter of 2021, compared to $80.2 million in the first quarter of 2021.
We exited the second quarter of 2021 with $1.3 billion in cash and generated $65.6 million in cash flow from operations. We repurchased approximately 1.7 million shares of common stock for a total amount of $200.0 million on the open market in May 2021. Capital expenditures were $16.4 million in the second quarter of 2021, compared to $9.9 million in the first quarter of 2021. The sequential increase was due to the expansion of manufacturing capacity at our Mexico and India facilities, along with investment in IT and cloud infrastructure.
Strong demand for our microinverter systems across all regions continued in the second quarter of 2021. We introduced our Load Control feature for our Enphase Storage systems in late May, which provides homeowners the ability to conserve their energy consumption by shedding non-essential loads during an outage and thereby extending the backup duration. We optimized our storage pricing for installers and continued to improve the installer experience by simplifying the commissioning process and reducing installation times. As a result, since June we have seen accelerating demand for our Enphase Storage systems.
We are making good progress on digital transformation. Both of our recent acquisitions are fully integrated and exceeded our expectations with record revenue and installer counts in Q2. The Montreal team, which provides design and proposal software, added a significant number of new installers, while the Noida team, which provides proposal and permitting services, also experienced a significant increase in new requests. Both teams plan to release new products that will improve the customer experience and enable our installer base to leverage them as soon as possible.
Our Enphase Storage customers in Connecticut, Massachusetts and Rhode Island can now participate and earn money through the ConnectedSolutions program, a utility-run incentive program to reduce electrical demand during high-use periods. Customers can sign-up, monitor, and control participation in the program using our Enlighten™ mobile app. We are excited to participate in a grid services program for the first time and expect to do more in the future.
BUSINESS HIGHLIGHTS
On April 19, 2021, Enphase Energy announced that Transdev, a multinational transit operator, selected Enphase microinverters for the first public transport depot in Australia to feature a fully solar-powered bus. Transdev plans to electrify the public transport network in Australia to show that it is more economical both financially and environmentally to transition to solar-powered electrical vehicle (EV) buses.
On May 25, 2021, Enphase Energy announced Load Control, a new feature for its Enphase Storage system. Load Control enables a homeowner to designate four loads and prioritize them for what gets power in the event of a grid outage. All of this is done through the Enlighten mobile app, providing homeowners more control over their energy consumption while driving an improved installer experience.
On June 29, 2021, Enphase Energy announced the launch of its Encharge™ storage system in Germany, the product’s first expansion into a market outside of the U.S. The Encharge storage system offers configurations ranging from 3.5kWh to 42kWh, along with the option to upgrade and expand through the lifetime of the system. Homeowners can also use the Enphase Enlighten mobile app to intelligently manage their solar energy in self-consumption mode to minimize the use of electricity from the grid, which saves on energy bills.
THIRD QUARTER 2021 FINANCIAL OUTLOOK
For the third quarter of 2021, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $335.0 million to $355.0 million, which includes shipments of 60 to 70 megawatt hours of Enphase Storage systems
•GAAP gross margin to be within a range of 37.0% to 40.0%; non-GAAP gross margin to be within a range of 38.0% to 41.0%, excluding stock-based compensation expenses

•GAAP operating expenses to be within a range of $105.0 million to $108.0 million, including $48.0 million estimated for stock-based compensation expenses and acquisition related costs and amortization
•Non-GAAP operating expenses to be within a range of $57.0 million to $60.0 million, excluding $48.0 million estimated for stock-based compensation expenses and acquisition related costs and amortization. The non-GAAP estimates include increased investments in new products, software, and marketing, and a $3.4 million accrual for post combination expenses from prior acquisition
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Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by the Company include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income and net income per share.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Company’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Company’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents expenses incurred related to the Company’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of the Company's ongoing financial performance.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for the Company except in the period the financing was secured and such amortization expense is not reflective of the Company’s ongoing financial performance.

Loss on partial settlement of convertible notes. This item is reflected in other income (expense), net and represents (i) the difference between the carrying value and the fair value of the settled convertible notes and (ii) the inducement loss for the difference between the value of the shares issued to settle the convertible notes and the value of the shares that would have been issued under the original conversion terms with respect to the repurchased Notes due 2025, which is non-cash in nature and is not reflective of the Company’s ongoing financial performance.
Change in fair value of derivatives. This item is reflected in other income (expense), net and represents changes in fair value of the conversion option in the convertible notes due 2025, as well as the convertible note hedge and warrant transactions, which is non-cash in nature and is not reflective of the Company’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to the Company’s GAAP tax provision or benefit to present the non-GAAP tax amount based on cash tax expense and reserves.
Free cash flow. This item represents net cash flows from operating activities plus deemed repayment of convertible notes attributable to accreted debt discount reported in operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its second quarter 2021 results and third quarter 2021 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (877) 644-1284; participant passcode 5415938. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the Company’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (855) 859-2056; participant passcode 5415938, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to future financial performance, expense levels, liquidity sources, the capabilities, advantages, features and performance of our technology and products, including the ability to simplify and reduce installation time, our business strategies and anticipated demand for our products, the capabilities and performance of our partners, and the impact to homeowners. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company, delivers smart, easy-to-use solutions that manage solar generation, storage and communication on one intelligent platform. The Company revolutionized the solar industry with its microinverter-based technology and produces a fully integrated solar-plus-storage solution. Enphase has shipped more than 36 million microinverters, and over 1.5 million Enphase-based systems have been deployed in more than 130 countries. For more information, visit www.enphase.com.
Enphase Energy, Enphase, the E logo, Enlighten, Encharge, and other trademarks or service names are the trademarks of Enphase Energy, Inc.

Contact:
Adam Hinckley
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net revenues	$316,057	$301,754	$125,538	$617,811	$331,083
Cost of revenues	188,256	178,805	77,151	367,061	202,021
Gross profit	127,801	122,949	48,387	250,750	129,062
Operating expenses:
Research and development	22,708	21,818	13,192	44,526	25,068
Sales and marketing	25,586	19,622	12,371	45,208	24,143
General and administrative	20,107	20,123	11,970	40,230	24,285
Total operating expenses	68,401	61,563	37,533	129,964	73,496
Income from operations	59,400	61,386	10,854	120,786	55,566
Other income (expense), net
Interest income	98	73	282	171	1,373
Interest expense	(12,506)	(7,329)	(5,952)	(19,835)	(9,107)
Other income (expense), net	(633)	573	653	(60)	(271)
Loss on partial settlement of convertible notes (1)	(13)	(56,369)	—	(56,382)	—
Change in fair value of derivatives (2)	—	—	(59,692)	—	(44,348)
Total other expense, net	(13,054)	(63,052)	(64,709)	(76,106)	(52,353)
Income (loss) before income taxes	46,346	(1,666)	(53,855)	44,680	3,213
Income tax benefit (provision)	(6,995)	33,364	6,561	26,369	18,429
Net income (loss)	$39,351	$31,698	$(47,294)	$71,049	$21,642
Net income (loss) per share:
Basic	$0.29	$0.24	$(0.38)	$0.53	$0.17
Diluted	$0.28	$0.22	$(0.38)	$0.49	$0.16
Shares used in per share calculation:
Basic	135,094	131,303	125,603	133,209	124,567
Diluted	141,533	146,442	125,603	144,022	138,910

(1)    Loss on partial settlement of convertible notes of less than $0.1 million for the three months ended June 30, 2021, primarily relates to the non-cash loss on partial settlement of $0.1 million aggregate principal amount of the Notes due 2025. Loss on partial settlement of convertible notes of $56.4 million for the six months ended June 30, 2021 primarily relates to the $9.5 million non-cash loss on partial settlement of $87.1 million aggregate principal amount of the Notes due 2024, $9.5 million non-cash loss on partial settlement of $217.8 million aggregate principal amount of the Notes due 2025 and $37.5 million non-cash inducement loss incurred on repurchase of Notes due 2025.
(2)    Change in fair value of derivatives of $59.7 million and $44.3 million for the three and six months ended June 30, 2020, respectively, represents changes in fair value of the conversion option in the Notes due 2025, as well as the convertible note hedge and warrant transactions. Initially, conversion of the Notes due 2025 would be settled solely in cash as a result of the Company not having the necessary number of authorized but unissued shares of its common stock available to settle the conversion option of the Notes due 2025 in shares; therefore, the conversion option, convertible note hedge and warrant transactions were classified as derivatives that required marked-to-market accounting. On May 20, 2020, at the Company’s annual meeting of stockholders, the stockholders approved an amendment to its certificate of incorporation to increase the number of authorized shares of the Company’s common stock. As a result, the Company will now be able to settle the Notes due 2025, convertible notes hedge and warrants through payment or delivery, as the case may be, of cash, shares of its common stock or a combination thereof, at the Company’s election. Accordingly, on May 20, 2020, the conversion option, convertible note hedge and warrant transactions were remeasured at fair value and were then reclassified to additional paid-in-capital in the condensed consolidated balance sheet in the second quarter of 2020 and are no longer remeasured as long as they continue to meet the conditions for equity classification.

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,312,261	$679,379
Accounts receivable, net	281,154	182,165
Inventory	37,756	41,764
Prepaid expenses and other assets	34,748	29,756
Total current assets	1,665,919	933,064
Property and equipment, net	63,211	42,985
Operating lease, right of use asset, net	15,693	17,683
Intangible assets, net	45,409	28,808
Goodwill	61,321	24,783
Other assets	118,532	59,875
Deferred tax assets, net	130,571	92,904
Total assets	$2,100,656	$1,200,102
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$82,141	$72,609
Accrued liabilities	119,234	76,542
Deferred revenues, current	55,084	47,665
Warranty obligations, current	15,009	11,260
Debt, current	85,125	325,967
Total current liabilities	356,593	534,043
Long-term liabilities:
Deferred revenues, noncurrent	165,645	125,473
Warranty obligations, noncurrent	44,929	34,653
Other liabilities	20,075	17,042
Debt, noncurrent	929,015	4,898
Total liabilities	1,516,257	716,109
Total stockholders’ equity	584,399	483,993
Total liabilities and stockholders’ equity	$2,100,656	$1,200,102

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net income (loss)	$39,351	$31,698	$(47,294)	$71,049	$21,642
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,596	5,558	4,141	13,154	7,985
Provision for doubtful accounts	257	14	81	271	185
Loss on partial settlement of convertibles notes	13	56,369	—	56,382	—
Deemed repayment of convertible notes attributable to accreted debt discount	(6)	(15,579)	—	(15,585)	—
Non-cash interest expense	12,307	7,156	5,372	19,463	8,094
Change in fair value of debt securities	(932)	(1,437)	—	(2,369)	—
Stock-based compensation	15,312	14,844	12,300	30,156	19,815
Change in fair value of derivatives	—	—	59,692	—	44,348
Deferred income taxes	5,240	(35,367)	(7,067)	(30,127)	(19,567)
Changes in operating assets and liabilities:
Accounts receivable	(44,812)	(53,719)	6,529	(98,531)	56,166
Inventory	(2,880)	6,888	3,430	4,008	870
Prepaid expenses and other assets	(10,154)	(5,040)	(4,525)	(15,194)	(9,534)
Accounts payable, accrued and other liabilities	10,514	36,376	(13,323)	46,890	(35,389)
Warranty obligations	5,385	8,640	406	14,025	809
Deferred revenues	28,469	19,440	5,689	47,909	(30,771)
Net cash provided by operating activities	65,660	75,841	25,431	141,501	64,653
Cash flows from investing activities:
Purchases of property and equipment	(16,428)	(9,940)	(4,451)	(26,368)	(7,804)
Investments in private companies	(20,000)	(25,000)	—	(45,000)	—
Business acquisitions, net of cash acquired	—	(55,239)	—	(55,239)	—
Net cash used in investing activities	(36,428)	(90,179)	(4,451)	(126,607)	(7,804)
Cash flows from financing activities:
Issuance of convertible notes, net of issuance costs	(949)	1,189,388	(591)	1,188,439	312,420
Purchase of convertible note hedges	—	(286,235)	—	(286,235)	(89,056)
Sale of warrants	—	220,800	—	220,800	71,552
Principal payments and financing fees on debt	(344)	(1,078)	(485)	(1,422)	(1,633)
Partial repurchase of convertible notes	(79)	(289,233)	—	(289,312)	—
Repurchase of common stock	(200,000)	—	—	(200,000)	—
Proceeds from exercise of equity awards and employee stock purchase plan	3,428	214	2,867	3,642	4,846
Payment of withholding taxes related to net share settlement of equity awards	(7,813)	(9,185)	(9,385)	(16,998)	(43,652)
Net cash provided by (used in) financing activities	(205,757)	824,671	(7,594)	618,914	254,477

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Effect of exchange rate changes on cash and cash equivalents	(224)	(702)	24	(926)	(181)
Net increase (decrease) in cash, cash equivalents and restricted cash	(176,749)	809,631	13,410	632,882	311,145
Cash, cash equivalents and restricted cash—Beginning of period	1,489,010	679,379	593,844	679,379	296,109
Cash, cash equivalents and restricted cash—End of period	$1,312,261	$1,489,010	$607,254	$1,312,261	$607,254

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Gross profit (GAAP)	$127,801	$122,949	$48,387	$250,750	$129,062
Stock-based compensation	1,060	982	1,337	2,042	1,943
Gross profit (Non-GAAP)	$128,861	$123,931	$49,724	$252,792	$131,005

Gross margin (GAAP)	40.4%	40.7%	38.5%	40.6%	39.0%
Stock-based compensation	0.4%	0.4%	1.1%	0.3%	0.6%
Gross margin (Non-GAAP)	40.8%	41.1%	39.6%	40.9%	39.6%

Operating expenses (GAAP)	$68,401	$61,563	$37,533	$129,964	$73,496
Stock-based compensation (1)	(14,252)	(13,862)	(10,963)	(28,114)	(17,872)
Acquisition related expenses and amortization	(2,453)	(4,002)	(546)	(6,455)	(1,092)
Operating expenses (Non-GAAP)	$51,696	$43,699	$26,024	$95,395	$54,532

(1) Includes stock-based compensation as follows:
Research and development	$5,467	$5,749	$3,263	$11,216	$5,182
Sales and marketing	5,335	3,537	3,610	8,872	5,552
General and administrative	3,450	4,576	4,090	8,026	7,138
Total	$14,252	$13,862	$10,963	$28,114	$17,872

Income from operations (GAAP)	$59,400	$61,386	$10,854	$120,786	$55,566
Stock-based compensation	15,312	14,844	12,300	30,156	19,815
Acquisition related expenses and amortization	2,453	4,002	546	6,455	1,092
Income from operations (Non-GAAP)	$77,165	$80,232	$23,700	$157,397	$76,473

Net income (loss) (GAAP)	$39,351	$31,698	$(47,294)	$71,049	$21,642
Stock-based compensation	15,312	14,844	12,300	30,156	19,815
Acquisition related expenses and amortization	2,453	4,002	546	6,455	1,092
Non-cash interest expense	12,307	7,156	5,372	19,463	8,094
Loss on partial settlement of convertible notes	13	56,369	—	56,382	—
Change in fair value of derivatives	—	—	59,692	—	44,348
Non-GAAP income tax adjustment	5,240	(35,367)	(7,067)	(30,127)	(19,567)
Net income (Non-GAAP)	$74,676	$78,702	$23,549	$153,378	$75,424

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Net income (loss) per share, basic (GAAP)	$0.29	$0.24	$(0.38)	$0.53	$0.17
Stock-based compensation	0.11	0.11	0.10	0.23	0.16
Acquisition related expenses and amortization	0.02	0.03	—	0.05	0.01
Non-cash interest expense	0.09	0.05	0.05	0.15	0.07
Loss on partial settlement of convertible notes	—	0.43	—	0.42	—
Change in fair value of derivatives	—	—	0.48	—	0.36
Non-GAAP income tax adjustment	0.04	(0.26)	(0.06)	(0.23)	(0.16)
Net income per share, basic (Non-GAAP)	$0.55	$0.60	$0.19	$1.15	$0.61

Shares used in basic per share calculation GAAP and Non-GAAP	135,094	131,303	125,603	133,209	124,567

Net income (loss) per share, diluted (GAAP)	$0.28	$0.22	$(0.38)	$0.49	$0.16
Stock-based compensation	0.11	0.11	0.09	0.21	0.14
Acquisition related expenses and amortization	0.02	0.03	—	0.05	0.01
Non-cash interest expense	0.09	0.05	0.04	0.14	0.06
Loss on partial settlement of convertible notes	—	0.40	—	0.40	—
Change in fair value of derivatives	—	—	0.48	0.01	$0.33
Non-GAAP income tax adjustment	0.03	(0.25)	(0.06)	(0.21)	(0.14)
Net income per share, diluted (Non-GAAP) (2)	$0.53	$0.56	$0.17	$1.09	$0.56

Shares used in diluted per share calculation GAAP	141,533	146,442	125,603	144,022	138,910
Shares used in diluted per share calculation Non-GAAP (3)	140,931	141,746	135,770	141,379	135,557

Net cash provided by operating activities (GAAP)	$65,660	$75,841	$25,431	$141,501	$64,653
Purchases of property and equipment	(16,428)	(9,940)	(4,451)	(26,368)	(7,804)
Deemed repayment of convertible notes due 2024 and notes due 2025 attributable to accreted debt discount	6	15,579	—	15,585	—
Free cash flow (Non-GAAP)	$49,238	$81,480	$20,980	$130,718	$56,849

(2)    Calculation of non-GAAP diluted net income per share for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, as well as the six months ended June 30, 2021 and 2020, excludes convertible notes due 2023 interest expense, net of tax of less than $0.1 million in each period from non-GAAP net income.
(3)    Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where the Company has GAAP net income. The Company excluded the in-the-money portion of convertible notes due 2024 totaling 45 thousand shares, 2,984 thousand shares and 3,677 thousand shares in the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively, and 1,506 thousand and 3,353 thousand shares for the six months ended June 30, 2021, and 2020, respectively from non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the notes due 2024. The Company excluded the in-the-money portion of convertible notes due 2025 totaling 557 thousand shares and 1,713 thousand shares in the three months ended June 30, 2021 and March 31, 2021, respectively, and 1,137 thousand shares for the six months ended June 30, 2021, respectively, from non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the notes due 2025.